Exhibit 1

MAJOR STOCKHOLDER OF CHINACAST EDUCATION CORPORATION

ANNOUNCES FILING OF PRELIMINARY PROXY STATEMENT

IN SUPPORT OF DIRECTOR NOMINEES

Proposes Six Qualified Nominees to Represent Best Interests of ChinaCast Stockholders

NEW YORK, Dec. 13, 2011 — Ned Sherwood, a major stockholder of ChinaCast Education Corporation (Nasdaq GS: CAST), announced today that he has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with his solicitation of proxies for ChinaCast’s 2011 annual meeting of stockholders. In addition, Mr. Sherwood again calls on ChinaCast to postpone the 2011 annual meeting of stockholders by four weeks to January 20, 2012, so that all stockholders will have adequate time to consider Mr. Sherwood’s slate, as well as new information made available by the Company, before they cast their votes at the meeting.

In the preliminary proxy statement filed today with the SEC, Mr. Sherwood seeks support from ChinaCast’s stockholders to elect a slate of six qualified nominees:

Mr. Sherwood, a current ChinaCast board member, and co-founder and managing general partner of ZS Fund L.P., a middle market private equity firm.

Derek Feng, a private investor and advisor to education companies, and former Executive Vice President at Knowledge Universe, a multi-billion dollar education holding company.

Joan Goldsmith, an organizational consultant, mediator and executive coach, and founding director of Index China, a consulting firm working with corporations to successfully do business in China.

Brian Krolicki, the Lieutenant Governor and former State Treasurer of Nevada.

John T. (Ted) Sanders, the former U.S. Deputy Secretary of Education and the former executive chairman and chief executive officer of Cardean Learning Group.

Daniel Tseung, a current ChinaCast board member, founder and a managing director of LionRock Capital, and former Managing Director of Sun Hung Kai Properties Direct Investments Limited, the private equity division of one of Asia’s largest conglomerates.

Stockholders are urged to email ChinaCast (mjsantos@chinacasteducation.com) and Mr. Sherwood (nsherwood@zsfundlp.com) to request a four-week postponement of the annual meeting of stockholders.

Gibson, Dunn & Crutcher LLP is acting as legal advisor to Mr. Sherwood.

Important Information

SECURITY HOLDERS ARE ADVISED TO READ THE PRELIMINARY PROXY STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) ON DECEMBER 13, 2011, THE DEFINITIVE PROXY STATEMENT, WHEN AVAILABLE, AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY NED SHERWOOD, ZS EDU L.P., ZS EDU GP LLC, ROBERT HORNE AND THE NOMINEES FROM THE STOCKHOLDERS OF CHINACAST EDUCATION CORPORATION (THE “ISSUER”) FOR USE AT THE ISSUER’S ANNUAL MEETING BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. INVESTORS CAN GET THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT, WHEN IT IS AVAILABLE, AND OTHER RELEVANT DOCUMENTS, AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.

NED SHERWOOD, ZS EDU L.P., ZS EDU GP LLC, ROBERT HORNE AND THE NOMINEES WILL BE DEEMED PARTICIPANTS IN THE PROXY SOLICITATION. THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT, WHEN IT BECOMES AVAILABLE, WITHOUT CHARGE UPON REQUEST. INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT FILED WITH THE SEC ON DECEMBER 13, 2011.

Contact:

Scott Winter

Innisfree M&A Incorporated

212-750-5833